EXHIBIT 10.23
                              EMPLOYMENT AGREEMENT

      This Employment Agreement ("Agreement") is hereby made and entered into this 20th day of August, 1998, (the "Effective Date") by and between DSI Toys, Inc. a Texas corporation, whose principal business address is 1100 West Sam Houston Parkway, North, Houston, Texas 77043 (hereinafter referred to as "Employer" or "Company"), and Howard G. Peretz, an individual presently residing at 141 Oakwood Road, East Watchung, New Jersey 07060 (hereinafter referred to as "Employee").

                             W I T N E S S E T H:

                                    ARTICLE 1

                                     GENERAL

      1.1 EMPLOYMENT. The Employer hereby employs Employee and Employee hereby accepts such employment with the Employer upon the terms and conditions hereinafter set forth. Employee shall perform such duties and responsibilities and exercise such powers for the Employer as may from time to time be assigned or delegated to him by the Employer as may be customary for a Senior Vice President in the toy manufacturing and marketing industry. Employee acknowledges that the Company shall be dependent upon the Employee for its continued ongoing business operations and that the provisions hereof are necessary for the successful conduct of the business and affairs of the Company.

      1.2 POSITION. Employee shall be employed in the capacity and hold the position of Senior Vice President - Marketing and Strategic Planning. In such capacity, Employee agrees to, at all times, exercise his best efforts for the benefit of the Company and to thereby undertake to use and implement the management, organizational, intellectual, technical and other skills of Employee to the best of his ability on the Company's behalf. Employee shall initially have responsiblities in the areas of Marketing and Strategic Planning and shall be responsible to and report to the President and Chief Operating Officer of the Company. Such responsiblities and reporting relationships may be changed from time to time by the Company.

1.3 TERM. Subject to the provisions provided for and relating to termination set forth herein, the term of Employee's employment, pursuant to this Agreement, shall be for a period beginning on the date hereof and ending on August 19, 2001 (said period being hereinafter referred to as the "Employment Term").

                                    ARTICLE 2

                            REMUNERATION AND BENEFITS

      2.1 BASE SALARY. For all services rendered by Employee during the Employment Term, the Employer shall pay to Employee a salary of One Hundred Eighty Thousand Dollars ($180,000) per year during the first year of the Employment Term; One Hundred Ninety Thousand Dollars ($190,000) per year during the second year of the Employment Term; and Two Hundred Thousand Dollars ($200,000) per year during the third year of the Employment

Term. Such annual salary shall be defined as the "Base Salary". Employee's Base Salary may be raised during the Employment Term at the discretion of the Board of Directors of Employer. Such Base Salary shall be paid in twice monthly installments on the 15th and last day of each month.

      2.2 PERFORMANCE BONUS. Commencing with the fiscal year beginning February 1, 1998, Employee shall be eligible to participate in the Company's annual incentive performance bonus program at the executive level, equally to other same level employees, as such is determined and defined by the Company's Board of Directors.

      2.3 STOCK OPTIONS. Employee shall be eligible to participate in the DSI Toys, Inc. 1997 Stock Option Plan at the executive level. Employee shall be granted Stock Options, or their equivalent, for the purchase of 50,000 shares of Common Stock ("Options") of the Company pursuant to the terms of the DSI Toys, Inc. 1997 Stock Option Plan, and pursuant to the following additional terms:

         (a) The Options shall be granted with an issue date of August 20, 1998 (the "Date of Grant") and may be exercised by Optionee in accordance with the terms of the DSI Toys, Inc. 1997 Stock Option Plan ("Plan") and the Employee's Stock Option Agreement ("Option Agreement"), at any time during a ten year period which begins on the Date of Grant, subject to the limitations of vesting as hereinafter set forth in subsections 2.3.(b), (c) and (d) hereof. To the extent not previously exercised, or not terminated by other provisions of the Plan or Option Agreement, the Options shall terminate and expire at 5:00 p.m. CDT on August 19, 2008.

      (b) Except for any years in which Accelerated Vesting occurs, Employee shall be vested in Options pursuant to the following schedule (until such time as either Optionee is vested in 100% of the Options or the Options have terminated):

                DATE                  PERCENTAGE OF OPTIONS VESTING
                ----                  -----------------------------
            April 5, 1999                       Five Percent
            April 5, 2000                       Five Percent
            April 5, 2001                       Five Percent
            April 5, 2002                       Five Percent
            April 5, 2003                       Fifteen Percent
            April 5, 2004                       Fifteen Percent
            August 30, 2004                     Fifty Percent

      (c) In the first fiscal year after the date hereof in which the Company's Common Stock trades above $2.00 per share for ten consecutive trading days, then in lieu of the vesting for that year as set forth in Section 2.3 (b), 33-1/3% of the options will accelerate ("Acclerated Options") and the Employee shall become fully vested in these options at the end of that fiscal year. In the first of any subsequent fiscal year in which the Company's Common Stock trades above $4.00 per share for ten consecutive trading days, then in lieu of the vesting for that year as set forth in 2.3 (b), 33-1/3% (or the balance) of the options will accelerate and the Employee will be fully vested in those options at the end of that fiscal year. In the first of any subsequent year in which the Company's Common Stock trades above $6.00 per share for ten consecutive trading days, then in lieu of the vesting for that year as set forth in 2.3 (b), 33-1/3% of the options will accelerate and Employee will be fully vested in those options at the end of that year. There will be only one acceleration in any given fiscal year.

      (d) Upon a "Change of Control" (as defined herein) the Employee shall become fully vested in all options and all options must be exercised within thirty days of such event. Any options not exercised within such thirty days shall automatically terminate and shall no longer be exercisable.
 A "Change in Control" means (i) a sale of all or substantially all of the assets of the Company to any person or related group of persons (other than a majority-owned subsidiary of the Company) as an entirety or substantially as an entirety in one transaction or series of transactions or (ii) the merger or consolidation of the Company with or into another corporation in which the Company is not the surviving entity.

      (e) In the event Employee is an employee of the Company and Employee's employment by the Company is terminated for any reason, all non-vested Options shall immediately expire and terminate and all vested options must be exercised within thirty days of such termination. Any options not exercised within such thirty days shall automatically terminate and shall no longer be exercisable.

      (f) The Fair Market Value of the shares of Common Stock subject to the Options on the Date of Grant is $1.14 per share, as determined in accordance with Section 5.3 (a) of the Plan. The exercise price of the Options is $1.14 per share, which price is 100% of the Fair Market Value of the shares of Common Stock subject to the Options on the Date of Grant.

             In the event of a change in ownership of the Company, or the involuntary termination of the Employee without cause, all unvested options shall immediately vest and all options must be exercised within thirty days of such event. Any options not exercised within such 30 days shall automatically terminate and no longer be exerciseable.

      2.4 BENEFITS. (a) Employee may be eligible to participate in any and all benefit plans which Employer may from time to time make generally available to executive level employees of the Company, however, the extent to which executive level employeesshall be entitled to participate in such benefit plans shall be determined at the sole discretion of the Company's Board of Directors. On the date hereof these benefit plans include: medical insurance, dental insurance, life insurance, long-term disability, and 401(K) profit sharing plan.

            (b) Employee shall be entitled to three (3) weeks vacation per total calendar year in accordance with Employer policies, as well as those public holidays duly observed by the Employer, however, no more than (2) weeks vacation shall be taken at one time. For calendar year 1998, Employee shall be entitled to two weeks vacation. Additionally, Employee shall be entitled to sick days as set forth in the Employer's sick leave policy.

      2.5 EXTENT OF SERVICE. During the Employment Term, Employee agrees to devote such reasonable business time, attention, energy and efforts to further the business of the Employer consistent with services performed by a Senior Vice President of a toy manufacturing and marketing company. Further, during the Employment Term, Employee shall not be engaged in any other business activity pursued for gain, profit or other pecuniary advantage if such activity interferes with Employee's duties and responsibilities as set forth herein. However, the foregoing limitations shall not be construed as prohibiting Employee from making personal investments in any business enterprise not competitive with that of Employer, or investing in toy companies that are "publicly traded" companies.

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      It is acknowledged by the Employer that Employee is engaged in the business known as "Shout" and in a licensing venture known as "Fat Lady Sings". These endeavours are excluded from this provision, so long as the endeavours do not interfere with Employee performing his duties hereunder and so long as the performance of Employee's duties hereunder take priority over either endeavour.

      2.6 OFFICES. The Employer shall provide office space for the Employee at the DSI Toys, Inc. corporate headquarters, said arrangement to include provisions for secretarial and other support services necessary to the maintenance and operating of such office and the performance of Employee's duties.

      2.7 EXPENSE ALLOWANCE. The Employer shall promptly reimburse Employee for all approved business expenses reasonably incurred in the performance of his duties, including reasonable expenditures for entertainment.

      2.8 SPECIAL ALLOWANCES. Employee shall be paid a Relocation and Interim Travel Allowance of Fifty Thousand Dollars ($50,000.00) upon completion of Employee's Permanent Relocation to Houston, Texas. "Permanent Relocation" for the purposes of this document is defined as the moving of Employee to Houston, Texas (or the corresponding metropolitan area) and Employee establishing Texas residency. Said relocation is to be completed on or before (6 MONTHS). In the event any or all of said allowance is taxable to Employee as compensation, the Company shall reimburse Employee for the income taxes incurred by Employee in connection with the Allowance. Employee may, at his election, take an advance against this Allowance of up to $4,000 per month for the period of August 20, 1998 through February 19, 1999.

      BUSINESS TRAVEL. Employee shall be entitled to travel portal to portal via business class on all international travel performed for the Company.

                                    ARTICLE 3

                                   TERMINATION

      3.1 DEATH. In the event of the Employee's death during the Employment Term, the Employer shall pay to Employee's executor(s), administrator(s) or personal representative(s) an amount equal to the installment of his Base Salary payable for the month in which he dies and for no period thereafter. Employer shall pay any Performance Bonus due as required in Section 2.2, if such Performance Bonus has been earned by Employee. In the event of Employee's death prior to the completion of a fiscal year during the Employment Term, Employee's estate shall be entitled to a pro rated Performance Bonus based on the portion of the fiscal year in which Employee was actually employed prior to his death. Employer shall have no other liabilities or other obligations of any kind or character under this Agreement to Employee's executor(s), administrator(s) or personal representative(s) except such accrued benefits that Employee is entitled at the time of death.

      It is expressly understood and agreed that the Company may maintain Key Man Term Life Insurance for the benefit of the Company on the life of Employee.

      Upon the death of the Employee, all employee benefits accrued for the benefit of the Employee shall be distributed in accordance with the provisions set forth in the plan agreement or arrangement providing the applicable benefits and otherwise distributed in accordance with applicable laws.

      3.2 DISABILITY, FAILURE TO PERFORM DUTIES. In the event of the Employee's failure to perform his duties for a continuous period equal to or in excess of ninety (90) consecutive days during the Employment Term by reason of some illness or disability, the Employer shall have the option to terminate this Agreement by giving thirty (30) days written notice of termination to Employee. Upon such notice of termination, the Employer shall pay to Employee an amount equal to the installments of his Base Salary payable up to the time this Agreement is terminated with no further obligations regarding the Base Salary, and shall distribute all accrued employee benefits, as of the date of termination, to Employee in accordance with the provision of the plan, agreement or arrangement giving rise to the applicable benefits. Upon the termination of this Agreement as a result of such "disability", Employee shall have no other liabilities or obligations of any kind or character to the Employee under this Agreement, except Employee shall be entitled to a prorated Performance Bonus based on a portion of the fiscal year in which Employee was employed prior to notification of termination pursuant to this Section 3.2 hereof.

      3.3 BY EMPLOYER FOR CAUSE. An Employee may be terminated "for cause" if Employee, after thirty (30) days written notice to Employee specifying the details of Employee's default of his obligations under this Paragraph and the actions necessary to cure such default, fails to cure such "cause." "For cause" shall be if Employee:

            (a) intentionally and willfully neglects the performance of his duties established by the Company, which he is reasonably required to perform under the terms of this Agreement, to the economic detriment of the Company; or

            (b) intentionally and willfully fails or refuses, in the reasonable opinion of the Board of Directors, to comply with the reasonable policies, standards and regulations of the Company which from time to time may be established;

            (c)   is convicted of committing a felony against the Company; or

            (d) commits a material breach of any of the terms and conditions of this Agreement.

      Upon such determination, the Employer may, at its option, terminate this Agreement by giving thirty (30) days written notice of such termination to Employee, without prejudice to any other remedy to which the Employer may be entitled either at law or in equity, or under this Agreement. In such event, any of the obligations of the Employer under this Agreement shall be terminated as of the date given in the notice of termination referred to hereinabove, following payment by the Employer to Employee of that portion of the Base Salary then accrued, due and owing in accordance with Section 2.1 hereof and a pro rated Performance bonus based on a portion of the fiscal year prior to the time Employee was terminated hereunder. Notwithstanding the foregoing, in the event that Employee is terminated "for cause" based on actions of the Employee to the material economic detriment of the Company, or Employee enters into competition with Company in its line of business, then Employee shall only be entitled to his accrued Base Salary due at the time of notification of termination and shall not be entitled to any Performance Bonus. Any future Performance Bonuses to be earned under this Agreement shall also be deemed to have been waived and forfeited.

      3.4 TERMINATION WITHOUT CAUSE. (a) Without cause, Company may terminate this Agreement upon thirty (30) days' prior written notice to Employee. In such event, and if and only if Employee is not breach of the terms of Article 4, Employee shall be paid as severance pay his regular Base Salary from the date of termination for a period of six months and payable over that six month period in equal installments on the Company's regular payroll dates.

             if such termination without cause occurs prior to the time Employee has completed Permanent Relocation to Houston, Texas, then Employee shall be paid his regular Base Salary from the date of termination for a period of six
(6) months.
             if such termination without cause occurs after Employee has completed his Permanent Relocation to Houston, Texas, and if such Permanent Relocation has been maintained, then Employee shall be paid his regular Base Salary from the date of termination for a period of twelve (12) months.

Further, Employee shall be entitled to a pro rated Performance Bonus for such portion of the fiscal year in which he was employed (as determined by the date of termination) by the Company but no other severance shall be paid to Employee. Further, upon payment by the Employer to Employee of the above set forth Base Salary and pro rated Performance Bonus, Employee shall have no further rights and Employer no other liabilities or other obligations of any kind or nature under this Agreement except for accrued employee benefits to which Employee is already entitled.

            (b) Without cause, the Employee may terminate this Agreement upon thirty (30) days written notice to the Company. In such event, Employee shall be paid his regular Base Salary for two weeks from the date of termination, but Employee shall not be entitled to any severance pay and shall not be entitled to any Performance Bonus for such portion of the fiscal year in which he was employed prior to termination.

      3.5 CALCULATION. For the purposes of this Agreement, any pro rated Performance Bonus which is due Employee is payable within thirty (30) days after receipt by the Company of its audited financial statements for the fiscal year for which the pro rated Performance Bonus is due.


                                    ARTICLE 4

                                    COVENANTS

4.1 DISCLOSURE OF INFORMATION. (a) For the purposes of this Agreement the term "Confidential Information" does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Employee or his representatives in violation of this Agreement, (ii) was available to Employee on a non-confidential basis prior to its disclosure to Employee by the Company or its representatives or agents, or (iii) becomes available to Employee on a non-confidential basis from a source other than the Company or its representatives or agents, provided, however, that such source is not bound by a confidentiality agreement with the Company or its representatives or agents or otherwise prohibited from transmitting the information to Employee by a contractural, legal or fiduciary obligation.

            (b) Employee recognizes and acknowledges that he has and will have access to certain Confidential Information, proprietary data and trade secrets of the Employer, and of entities and individuals controlling, controlled by or under common control with Employer ("affiliates"), including but not limited to, contracts, patterns, devices, calculations, drawings, productions, plans, specifications, records, compilations of information, and other confidential information and data either compiled by employer or received from its customers or Employee and that such information is not generally available to the public and constitutes valuable, special and unique property of the Employer, provided, however, that the names of the Company's customers shall not be deemed confidential information pursuant to this Agreement. Employee shall not, during or after the term of this Agreement, undertake in any fashion, to take commercial or proprietary advantage of or profit from any of such Confidential Information, proprietary data and/or trade secrets, directly or indirectly, or disclose any of such information to any person or firm, corporation, association or other entity for any reason or purpose whatsoever, except to authorized representatives of the Employer and as otherwise may be proper in the course of performing his employment hereunder. Further, Employee shall maintain the confidentiality of all such information of the Employer, its affiliates or its customers for the sole use and benefit of the Employer. All files, records, documents, drawings, plans, specifications, contract, products, equipment or similar items relating to the business of the Employer and/or its affiliates, whether prepared by Employee or otherwise coming into his possession during the Employment Term or hereafter, shall remain the exclusive property of the Employer and/or the affiliates, as applicable, and shall not be removed from the premises of the Employer and/or its affiliates without the prior written consent of the Employer and/or its affiliates, as applicabl, except as may be necessary to carry out Employee's duties.

      Employee covenants and agrees to promptly return and deliver to the Employer all documents, drawings, information, or other material or property of any kind or character which in any way relate to the business of the Company or any of its affiliates or customers, whether or not asserted to be the exclusive property of the Company, and, further, Employee shall not attempt to retain copies or duplicates of any such property. In the event of a breach or a threatened breach by Employee, Employer and/or its affiliates, in addition to all other remedies made available hereby or as a matter of law or in equity, may seek an injunction restraining Employee from disclosing, in whole or in part, such Confidential Information. In addition to any other damages sustained by Employer, Employee shall pay to Employer all profits, payments, earnings compensation or other emoluments paid or accruing to Employee, directly or indirectly, by reason of Employee's disclosure of information as provided by this Article 4. Nothing herein shall be construed as prohibiting the Employer and/or its affiliates from pursuing any other remedies available to it or them for such breach or threatened breach, including the recovery of damages from Employee.

      4.2 NON-COMPETITION. During the Employment Term, and if this Agreement is terminated in accordance with Section 3.3 or 3.4 and Employer has not breached its obligation hereunder, for a period of six months thereafter, except in the course of his employment hereunder, Employee shall not directly or indirectly, either for himself, or as an employer, employee, owner, manager, independent contractor, consultant, agent, principal, partner, co-venturer, shareholder, director, officer or in any other capacity, engage or have any indirect interest in any person that is engaged, or to the knowledge of Employee is planning to engage, in competition in any manner whatsoever with the business of Employer within the United States, including, without limitation, any person that manufactures, markets, imports, sells or distributes toys. (If the Employment Term is terminated pursuant to Section 3.4 and Employer elects to enforce the provisions of this Section 4.2., Employer shall be obligated to pay Employee, in lieu of severance pay, if any, on or before the fifteenth (15th) day of each month during the six month period, or part thereof, following termination of the Employment Term an amount equal to one-twelfth (1/12) of the annual salary set forth in Section 2.1).

      It is acknowledged by the Employer that Employee is engaged in the business known as "Shout" and in a licensing venture known as "Fat Lady Sings". These endeavours are excluded from this provision

      4.3 AGREEMENT NOT TO SOLICIT. During the Employment Term, and if this Agreement is terminated in accordance with Sections 3.3 and 3.4 for a period of one (1) year thereafter, Employee will not, either directly or indirectly, on his own or in the service of other:

      (a) knowingly divert, interfere with or attempt to divert or interfere with any of the business contacts of Employer except on behalf of a business which is not competitive with Employer or in the same or a similar business as Employer;

      (b) knowingly employ any employee of Employer or solicit, divert, recruit or induce any employee of Employer to leave the employ of Employer, whether or not such employment is at will; and/or

      (c) knowingly induce or advise any service provider or representative of Employer to terminate or materially alter its relationship with Employer.


      4.4 INTELLECTUAL PROPERTY. Employee covenants and agrees that all right, title and interest, including, without limitation, all trademarks, copyrights and patents, in and to any material produced, or inventions developed by him which affect or relate to the Company's business or affect or relate to the Employer's industry shall vest in the Company and that he shall have no personal right, title or interest whatsoever therein.

      Employee further convenants and agrees that he will, at all times during his employment and after termination of his employment for any reason, assist the Company and its nominees in every proper way, without charge by him but at the Company's expense, to obtain for its benefit patents for such inventions in any or all countries; and to this end he will execute, acknowledge and deliver, when so requested, all such further papers, including applications for patents, assignments and affidavits, as may be needed in order to obtain or to maintain such patents or to vest title thereto in the Company, its successors and assigns, or its nominees.

      Employee has attached hereto a list identifying all trademarks, trademark applications, copyrights, copyright applications, patents and patent applications not assigned to the Company which have heretobefore been taken out or filed on his behalf and briefly describing all unpatented inventions made before his employment by the Company, which are excluded from the operation of this agreement; and he covenants and represents that this list is complete and, if no list is attached, that he has no such trademarks, trademark applications, copyrights, copyright applications, patents, patent applications or inventions at the time of signing this Agreement.

                                    ARTICLE 5

                            MISCELLANEOUS PROVISIONS

      5.1 NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when hand delivered or when deposited in the mails, by registered or certified first class mail, postage prepaid, return receipt required addressed, at the respective addresses first written above, or at such other address as either party shall designate by written notice to the other given in accordance with the foregoing. Any notice so given shall be deemed to have been given as of the date mailed.

      5.2 SUCCESSORS BOUNDS, SURVIVAL OF COVENANTS. The rights and obligations of the parties hereunder shall inure to the benefit of and shall be binding upon the successors of each respective party. The representations, warranties, covenants, and agreements of the parties, as well as any rights and benefits of the parties, shall survive the execution hereof and following the Employment Term to the extent so provided herein.

      5.3 GOVERNING LAW. The laws of the State of Texas applicable to contracts to be performed within such state shall govern all questions related to the execution, construction, validity, interpretation and performance of this Agreement and to all other issues or claims arising hereunder.

      5.4 ARBITRATION. All disputes, controversies or differences which may arise between the parties out of or in relation to or in connection with this Agreement, or for the breach thereof, shall be finally settled by arbitration in accordance with the Rules of the American Arbitration Association, the said arbitration to be convened and to take place in Houston, Texas and such arbitration shall be absolute and binding upon the parties.

      5.5 WAIVER. Failure to insist upon strict compliance with any provisions hereof shall not be deemed to a waiver of such provisions or any other provision hereof.

5.6 AMENDMENT. This Agreement may not be modified except by mutual agreement in writing duly executed by the parties hereto and approved by the Board of Directors of the Company.

      5.7 SEVERABILITY AND INVALID PROVISIONS. If any provision of this Agreement (including, without limitation, any provision relating to the activities covered by, time period of, or geographical area of the covenants contained in Article 4 of this Agreement) is held to be illegal, invalid, or unenforceable under present or future laws effective during the term thereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be effected by the illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and legal, valid, and enforceable and that shall not be more restrictive than the one severed herefrom.

            5.8 ASSIGNMENT. The Employee may not assign his rights or obligations hereunder. The rights and obligations of the Company hereunder shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Employer.

            5.9 ATTORNEYS' FEES. In any claim or cause of action pursued hereunder, each party shall pay its own attorney's fees and legal costs.

            5.10 TIME IS OF THE ESSENCE. All parties agree that time is of the essence in the performance of their respective obligations hereunder.

      Executed as of the Effective Date stated above. Employee by his execution below acknowledges he has read all terms and conditions of this Agreement and has had ample opportunity to ask questions regarding this Agreement and seek legal and tax advice concerning the effects to Employee.

EMPLOYER:  DSI TOYS, INC.                 EMPLOYEE:   Howard G. Peretz


By: /s/ M. D. DAVIS                       /s/ HOWARD G. PERETZ
    M.D. Davis, C.E.O.                    Howard G. Peretz